Exhibit 8.2

March 16, 2006

BP Capital Markets America Inc.,

        4101 Winfield Road,

                Warrenville, Illinois 60585.

BP Capital Markets p.l.c.,

        Building G,

                Chertsey Road,

                        Sunbury on Thames,

                                Middlesex, TW16 7BP

                                         United Kingdom.

BP Canada Finance Company,

        240 – 4th Avenue S.W.,

                Calgary, Alberta,

                        Canada, T2P 4H4.

BP p.l.c.,

        1 St. James’s Square,

                London, SW1Y 4PD

                        England.

RE:	BP Capital Markets America Inc., BP Capital Markets p.l.c., BP
Canada Finance Company and BP p.l.c.—Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United States counsel to BP Capital Markets America Inc., BP Capital Markets p.l.c. and BP Canada Finance Company (the “Debt Issuers”) and BP p.l.c. (the “Guarantor”) in connection with the registration statement on Form F-3, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, and Pre-Effective Amendment No. 3 to such registration statement (as so amended, the “Registration Statement”) filed by the Debt Issuers and the Guarantor under the Securities Act of 1933 (the “Act”) of $9,475,000,000 aggregate amount of guaranteed debt securities of the Debt Issuers fully and unconditionally guaranteed by the Guarantor.

BP Capital Markets America Inc.

BP Capital Markets p.l.c.

BP Canada Finance Company

BP p.l.c.

We hereby confirm to you our opinion as set forth in the Registration Statement under the caption “United States Taxation”, subject to the limitations noted therein.

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Sullivan & Cromwell LLP